Exhibit 10.11
Wahoo Technologies, Inc.
301 University Ave. Ste. 440
Palo Alto, CA 94301
June 1, 2000
Hugh Njemanze

Dear Hugh,
This letter will serve as an offer of employment to you with Wahoo Technologies, Inc. (the “Company”) as Vice President of Engineering. You will work in this capacity on a full-time basis, giving your best efforts to the performance of your duties during normal business hours.
Your base salary will be $200,000 per year (the “Base Salary”), payable in installments with our regular Company payroll (currently on the 1st and 15th of every month).
You will be entitled to purchase 1,000,000 restricted shares of the Common Stock of the Company (the “Restricted Stock”), subject to the terms, provisions and restrictions as set forth in a Restricted Stock Purchase Agreement to be entered into by and between you and the Company.
Also, as an employee of the Company, you will be eligible to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, and any and all other plans as are presently and hereinafter offered by the Company to its executives, including savings, pension, profit-sharing, deferred compensation plans and stock option plans, subject to the general eligibility and participation provisions set forth in such plans.
You will be entitled to three (3) weeks vacation each calendar year, to be taken at such time as you and the Company shall mutually determine.
This employment agreement is intended to be an “at-will” employment agreement. Either you or the Company can terminate this employment agreement for any reason at any time.
In the event that the Company terminates your employment for any reason, you will (a) receive any accrued but unpaid salary and bonuses as of the date of termination, and (b) continue to receive the base salary you were receiving immediately prior to such termination for a period of six (6) months thereafter. In addition, you will retain that portion of the Restricted Stock that has vested as of the date of termination of employment. Your right to continue in any employee benefit or retirement programs, however, will cease upon any termination of your employment except to the extent otherwise required under applicable law. The Company will have no further liability to you hereunder.

In the event that you terminate your employment with the Company for any reason, you will receive any accrued but unpaid salary and bonuses as of the date of termination, and your right to continue in any employee benefit or retirement programs will cease except to the extent otherwise required under applicable law. In addition, you will retain that portion of the Restricted Stock that has vested as of the date of termination of employment. The Company will have no further liability to you hereunder.
Any methodologies, inventions, improvements, discoveries, processes, programs or systems developed or discovered by you relating to the Company’s business or proposed business while you are an employee, whether during working hours or by using the Company’s facilities, equipment or trade secrets, shall be the sole and exclusive property of the Company. You shall execute and deliver such assignments and other documents necessary to vest all right, title and interest of any discovery or development in the Company. The Company may film, videotape, photograph and record your voice and likeness and may utilize your name and likeness in connection with the promotion of the Company without any fee. The Company shall own all rights in any film, videotape, photograph or record of your voice and likeness for such use. You acknowledge receipt of the notice provided by the Company pursuant to the Labor Code of California, Section 2870(a) attached as Exhibit A hereto, the terms of which are incorporated herein by reference.
Independent of any other obligation under this Agreement, during the term of your employment and for period of one (1) year following the termination of employment for any reason, you shall not directly or indirectly on your behalf, or on behalf of any business which provides or sells services or products in competition with the Company: (i) solicit, interfere with, or endeavor to entice away from the Company, or sell products or services which are competitive with the Company’s products or services to, any clients or potential clients of the Company for which you have either performed services, dealt with or obtained knowledge of as a result of your position, or was engaged in sales or promotional efforts with during the last two (2) continuous years of employment; (ii) become employed by or provide services to such clients; or (iii) employ, solicit or endeavor to entice away from the Company any person employed by the Company during your employment. You shall immediately notify the Company of any contact that such client or other party has with you regarding potential employment.
You shall not disclose to any third party or use in competition with the Company any of the Company’s confidential information or trade secrets, or that of its clients (including but not limited to information and knowledge developed by you alone or with others). Upon termination or upon demand by the Company, you shall promptly turn over to the Company all files, documents, lists of clients and any other materials obtained from the Company or developed during the course of employment.
You shall not disclose the terms of this employment agreement to any business competitive with the Company that you become associated with. You agree and warrant that you are not under any obligation, or have fully informed the Company of any obligation, that would conflict with the obligations of this employment agreement or impede your ability to carry out the functions of your position with the Company.

The Company shall be entitled to injunctive relief for any breach or threatened breach of this employment agreement in addition to any other rights or remedies at law or equity. The parties agree that any such breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy. Employee shall pay reasonable attorneys’ fees, court costs and expenses incurred by the Company in enforcing any provision in this employment agreement due to your breach or anticipated breach.
This employment agreement (i) constitutes the entire understanding between the Company and you regarding employment and supersedes, voids and replaces any prior agreements, arrangements and communications, whether oral or written, made by and between the Company and you and (ii) shall be construed in accordance with the laws of the State of California without application of conflicts of laws principles.
This employment agreement is be governed by California law applicable to contracts wholly executed and performed within that State.
To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.
Sincerely,

/s/ Alex Daly
Alex Daly
Chairman, CEO and President
WAHOO TECHNOLOGIES, INC.
Agreed and Acknowledged on June 1, 2000

/s/ Hugh Njemanze
Hugh Njemanze

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